Yadkin Valley Financial Corporation Returns to Profitability
With Third Quarter 2011 Results

Third Quarter Highlights:

•	Net income available to common shareholders for the third quarter of 2011 was $2.9 million, or $0.15 per diluted share.

•	Net charge-offs decreased to $3.9 million, or 1.04% of average loans on an annualized basis, down from $10.6 million, or 2.73% of average loans on an annualized basis in the second quarter of 2011.

•	Provision for loan losses was $2.0 million for the third quarter as compared to $10.4 million for the second quarter, a sign of stabilizing credit quality.

•	In the third quarter, we substantially completed our expense reduction plans for the Company, which were a component of our overall strategic plan.

•	Leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 7.90%, 10.18%, and 11.37%, respectively, for the holding company as of September 30, 2011.

•	We continue to experience a strategic shift in our deposit mix as higher-cost time deposits decreased $65.3 million, or 6.5%, while lower-cost core deposits increased $23.6 million, or 2.9%.

•	The allowance for loan losses decreased to 2.29% of loans held-for-investment, compared to 2.37% in the second quarter of 2011, as we continue to work through our problem loans.

Elkin, NC - October 27, 2011 - Yadkin Valley Financial Corporation (NASDAQ: YAVY), the holding company for Yadkin Valley Bank and Trust Company, announced financial results for the third quarter ended September 30, 2011. Net income available to common shareholders was $2.9 million, or $0.15 per diluted share, compared to a net loss of $20.9 million, or $1.16 per diluted share, in the second quarter of 2011, and a net loss of $2.8 million, or $0.18 per diluted share, in the third quarter of 2010. Net income for the quarter included significant transactions including: a $1.6 million gain on sale of securities, $594,000 decrease in FDIC expense resulting from a change in assessments, $496,000 decrease in compensation expense due to the termination of certain employee benefits, and a reduction in income related to the adjustment of nonaccrual interest for prior periods of $557,000. Excluding these significant items, net income before taxes and preferred dividends was $4.0 million for the third quarter.

Joe Towell, President and CEO of Yadkin Valley Financial, commented, “We have been executing our strategic plan for the Company over the past several quarters, and we have made great progress in expense reduction and business reorganization. This quarter, we are beginning to see the effects of management's implementation of our strategic plan in our financial results. We are pleased to see a return to core profitability due to our concentrated efforts to increase our net interest margin and manage expenses. While we did experience several significant transactions this quarter, excluding those transactions we recognized $4.0 million in income before taxes and preferred dividends. As part of our expense reduction plan, we completed the consolidation of eight branches, the reorganization of our mortgage function, and the displacement of approximately 175 employees. While these have been difficult decisions, they are in the best long-term interest of the Company and its shareholders.

As we announced last quarter, we exited our wholesale mortgage business and reorganized our mortgage function. This has resulted in not only cost savings, but also an increase in operational efficiency and reduced risk. We are excited to see our retail mortgage production and revenue increase this quarter.

We are happy to report decreased charge-offs this quarter, down $6.7 million from the second quarter. While we are still working through problem loans, we are encouraged by indications of stabilizing credit quality.

Beginning in the fourth quarter of this year, management is initiating a new sales and service training curriculum focused on improving our customer delivery and experience. We are excited about this new program and look forward to reporting the results of these efforts.

Finally, we continue to be keenly focused on our capital management strategy. Management and the Board will continue to evaluate strategic capital options that could provide even greater strength to the Company in the future.”

Third Quarter 2011 Financial Highlights

Asset Quality

Nonperforming loans, which include loans in nonaccrual status, increased by $1.9 million, to $70.8 million, or 4.76% of total gross loans at September 30, 2011, compared to $68.9 million, or 4.50% of total gross loans at June 30, 2011. Nonperforming loans as a percentage of gross loans were elevated slightly due to the continued decrease in gross loans, down $44.6 million compared to June 30, 2011 and an increase in troubled debt restructured loans (“TDRs”). Although nonperforming loans continue to increase due to an increase in TDRs, over 38% of nonperforming loans were held at fair market value.

	Nonperforming Loan Analysis
	(Dollars in thousands)
	September 30, 2011		September 30, 2010
Loan Type	Outstanding Balance	% of Total Loans	Outstanding Balance	% of Total Loans
Construction/land development	$21,213	1.43%	$17,064	1.11%
Residential construction	10,627	0.71%	11,388	0.74%
HELOC	2,458	0.17%	2,604	0.17%
1-4 family residential	7,999	0.54%	8,202	0.54%
Commercial real estate	24,152	1.62%	25,595	1.67%
Commercial & industrial	3,755	0.25%	3,480	0.23%
Consumer & other	571	0.04%	565	0.04%
Total	$70,775	4.76%	$68,898	4.50%

Other Real Estate Owned ("OREO") totaled $21.3 million at September 30, 2011, a decrease of $700,000 compared to $22.0 million at June 30, 2011. This decrease in OREO was mostly due to the sale of 24 properties totaling $3.1 million during the third quarter and additional write downs of $1.0 million, offset by the addition of $3.1 million in new properties. Total nonperforming assets at September 30, 2011 were $92.1 million, or 4.50% of total assets, an increase of $1.1 million from June 30, 2011.

During the third quarter of 2011, the provision for loan losses was $2.0 million, a decrease of $8.4 million from the second quarter of 2011. The decrease in provision was driven mostly by the decrease in loan charge-offs for the third quarter. At September 30, 2011, the allowance for loan losses was $33.7 million, compared to $35.7 million at June 30, 2011. Net charge-offs for the third quarter totaled $3.9 million, or 1.04% of average loans on an annualized basis, a decrease of $6.7 million from the second quarter.

As a percentage of total loans held-for-investment, the allowance for loan losses was 2.29% in the third quarter of 2011, down from 2.37% in the second quarter of 2011. Out of the $33.7 million in total allowance for loan losses at September 30, 2011, the specific allowance for impaired loans accounted for $4.1 million, down from $4.3 million at the end of the second quarter. The specific allowance continues to decrease because 83% of impaired loans are held at fair market value,. The remaining general allowance of $29.6 million attributed to unimpaired loans was down from $31.4 million at the end of the second quarter of 2011. This decrease was driven by lower charge offs this quarter in the portfolio, as well as a decrease in criticized, non-impaired (internal risk grades 5, 6, and immaterial 7) loans.

Net Interest Income and Net Interest Margin

Net interest income totaled $15.6 million, a decrease of $678,000 from the second quarter of 2011. The current quarter included an adjustment for interest on nonaccrual loans that lowered interest income and resulted in a net interest margin of 3.29%; however, without this adjustment the net interest margin was 3.41%, which is an 11 basis point increase from the second quarter. In the third quarter, the Company corrected the allocation of interest payments on certain nonaccrual loans that had been modified, which adjusted interest income for the previous five quarters. While the correction in any one quarter was not a material difference, the totality of the correction resulted in a $557,000 decrease in the net interest margin.

Non-Interest Income

Non-interest income increased $2.0 million, or 59.4%, to $5.3 million compared to $3.3 million in the second quarter of 2011. This increase in non-interest income is primarily due to active portfolio management which resulted in a $1.6 million gain on securities in the third quarter.

Non-Interest Expense

Non-interest expense decreased $11.5 million, or 47.0%, to $13.0 million down from $24.5 million in the second quarter of 2011. Several significant transactions contributed to this decrease. Last quarter, we recognized a $4.9 million write-off of goodwill related to our mortgage company. This quarter, we experienced a $496,000 decrease in compensation expense due to the elimination of an employee benefit. We also experienced a change in our FDIC insurance premium calculation, which resulted in $594,000 less in FDIC expense in the third quarter. Excluding these expense reductions, non-interest expense was $14.0 million in the third quarter.

Balance Sheet and Capital

Total assets decreased $33.9 million in the third quarter of 2011. The decrease in total assets was primarily related to the decrease in loans and securities in the third quarter. In addition, total deposits have decreased $236.3 million, or 11.7%, over the first three quarters of 2011. This deposit decrease continues to be mostly higher-cost time deposits, as our non-interest bearing demand deposits continue to increase in volume. Brokered deposits remain a relatively small portion of the Company's funding sources, representing only 2.7% of total deposits at September 30, 2011, a continued decrease from the level at June 30, 2011.

Gross loans have decreased by $163.6 million since the end of 2010. We continue to manage the growth of our loan portfolio, concentrating our lending efforts toward small businesses and owner occupied commercial real estate loans.

The Bank remains well-capitalized for regulatory purposes. As of September 30, 2011, the Bank's leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 7.58%, 9.72%, and 10.98%, respectively. Leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 7.90%, 10.18%, and 11.37%, respectively, for the holding company as of September 30, 2011. For capital adequacy purposes, leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio must be in excess of 5.00%, 6.00%, and 10.00%, respectively, to be considered well-capitalized. The Bank and holding company capital ratios improved over the previous quarter due to lower average assets and a return to profitability in the current quarter.

Conference Call

Yadkin Valley Financial Corporation will host a conference call at 10:00 a.m. EDT on Thursday, October 27, 2011 to discuss financial results, business highlights, and outlook. The call may be accessed by dialing 877-359-3650 at least 10 minutes prior to the call. A webcast of the call may also be accessed at http://investor.shareholder.com/media/eventdetail.cfm?eventid=104521&CompanyID=YAVY&e=1&mediaKey=C0BD0B7D7BA30A3E46A5C745FA0F7F34. A replay of the call will be available until November 2, 2011 by dialing 855-859-2056 or 404-537-3406 and entering access code 21471485.

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About Yadkin Valley Financial Corporation

Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in 34 branches throughout its three regions in North Carolina and South Carolina. The Western Region (formerly Yadkin Valley Bank division and High Country Bank division) serves Avery, Watauga, Ashe, Surry, Wilkes, and Yadkin Counties. The Central Region (formerly the Iredell branches of Piedmont Bank division and Cardinal State Bank division) serves Durham, Orange, Granville, and Iredell Counties. The Southern Region (formerly American Community Bank division and the Mecklenburg branches of the Piedmont division) serves Mecklenburg and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greensboro, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network. Yadkin Valley Financial Corporation's website is www.yadkinvalleybank.com. Yadkin Valley shares are traded on NASDAQ under the symbol YAVY.

FORWARD LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan losses, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (3) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company's loan portfolio and allowance for loan losses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in deposit rates, the net interest margin, and funding sources; (6) changes in the U.S. legal and regulatory framework, including the effect of recent financial reform legislation on the banking industry; and (7) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

For additional information contact:

Joseph H. Towell
President and Chief Executive Officer
(704) 768-1133
joe.towell@yadkinvalleybank.com

Jan H. Hollar
Executive Vice President and Chief Financial Officer
(704) 768-1161
jan.hollar@yadkinvalleybank.com

Yadkin Valley Financial Corporation
Consolidated Balance Sheets (Unaudited)
	(Amounts in thousands except share and per share data)
	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010 (a)	September 30, 2010
Assets:
Cash and due from banks	$32,315	$30,011	$31,537	$31,967	$32,112
Federal funds sold	—	—	—	31	2,427
Interest-earning deposits with banks	136,602	99,158	188,053	197,782	108,665

U.S. government agencies	24,013	34,485	24,262	14,551	21,966
Mortgage-backed securities	201,586	214,796	208,037	209,706	193,358
State and municipal securities	66,369	67,034	68,090	72,621	73,235
Common and preferred stocks	1,110	1,144	1,140	1,124	1,159
Total investment securities	293,078	317,459	301,529	298,002	289,718

Construction loans	229,789	243,681	261,083	300,877	321,905
Commercial, financial and other loans	197,672	181,473	216,056	222,667	219,660
Residential mortgages	179,457	210,685	181,057	174,536	172,286
Commercial real estate loans	625,193	601,520	646,657	650,696	674,806
Installment loans	37,125	61,600	40,546	42,443	44,070
Revolving 1-4 family loans	204,364	205,308	207,308	209,319	208,660
Total loans	1,473,600	1,504,267	1,552,707	1,600,538	1,641,387
Allowance for loan losses	(33,673)	(35,652)	(35,860)	(37,752)	(44,735)
Net loans	1,439,927	1,468,615	1,516,847	1,562,786	1,596,652
Loans held for sale	13,801	27,737	32,880	50,419	76,199
Accrued interest receivable	6,447	7,066	7,515	7,947	8,176
Bank premises and equipment	44,074	44,173	46,245	45,970	45,368
Foreclosed real estate	21,307	22,046	27,461	25,582	22,480
Non-marketable equity securities at cost	7,005	7,814	9,416	9,416	9,784
Investment in bank-owned life insurance	25,769	25,602	25,441	25,278	25,103
Goodwill	—	—	4,944	4,944	4,944
Core deposit intangible	4,015	4,304	4,602	4,907	5,212
Other assets	22,791	27,057	34,421	35,563	43,949

Total assets	$2,047,131	$2,081,042	$2,230,891	$2,300,594	$2,270,789

Liabilities and shareholders' equity:
Deposits:
Non-interest bearing	$228,448	$222,556	$222,457	$216,161	$205,856
NOW, savings and money market accounts	615,303	597,611	631,791	589,790	467,731
Time certificates:
$100 or more	383,877	409,410	443,312	477,030	531,892
Other	556,484	596,218	662,246	737,425	776,012
Total deposits	1,784,112	1,825,795	1,959,806	2,020,406	1,981,491

Borrowings	108,309	103,524	109,452	116,768	119,274
Accrued expenses and other liabilities	16,494	17,656	15,125	15,963	19,364
Total liabilities	1,908,915	1,946,975	2,084,383	2,153,137	2,120,129

Total shareholders' equity	138,216	134,067	146,508	147,457	150,660

Total liabilities and shareholders' equity	$2,047,131	$2,081,042	$2,230,891	$2,300,594	$2,270,789

Period End Shares Outstanding	19,526,188	19,526,188	16,292,640	16,147,640	16,144,640

(a) Derived from audited consolidated financial statements.

Yadkin Valley Financial Corporation
Consolidated Income Statements (Unaudited)
	Three Months Ended
	(Amounts in thousands except share and per share data)
	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010 (a)	September 30, 2010
Interest and fees on loans	$19,339	$20,768	$21,349	$22,500	$22,921
Interest on securities	2,146	2,255	2,108	2,241	2,096
Interest on federal funds sold	—	—	—	7	1
Interest-bearing deposits	78	99	121	88	110
Total interest income	21,563	23,122	23,578	24,836	25,128
Time deposits of $100 or more	2,326	2,541	2,938	3,136	3,503
Other deposits	3,120	3,731	4,380	5,084	4,699
Borrowed funds	484
Total interest expense	5,930	6,811	7,888	8,880	8,819
Net interest income	15,633	16,311	15,690	15,956	16,309
Provision for loan losses	1,956	10,393	4,867	6,277	7,879
Net interest income after provision for loan losses	13,677	5,918	10,823	9,679	8,430
Non-interest income
Service charges on deposit accounts	1,604	1,437	1,345	1,498	1,539
Other service fees	905	967	962	1,253	985
Net gain on sales of mortgage loans	1,122	179	1,899	3,128	2,683
Income on investment in bank owned life insurance	167	161	163	175	251
Mortgage banking operations	(21)	103	207	(66)	53
Gains on sale of securities	1,556	429	93	1,291	1
Other than temporary impairment of investments	(74)	(22)	(20)	(101)	(115)
Other	90	102	142	154	175
Total non-interest income	5,349	3,356	4,791	7,332	5,572
Non-interest expense
Salaries and employee benefits	6,198	7,793	7,870	7,686	8,248
Occupancy and equipment	1,962	2,330	2,170	2,160	2,298
Printing and supplies	141	156	181	175	169
Data processing	404	381	373	376	380
Communication expense	372	473	445	453	445
Advertising and marketing	127	169	171	252	362
Amortization of core deposit intangible	289	299	305	305	315
FDIC assessment expense	79	1,328	1,350	1,126	1,122
Attorney fees	95	194	92	170	222
Loan collection expense	378	465	433	342	307
Loss on fixed assets	286	1,195	—	—	—
Net cost of operation of other real estate owned	759	2,430	794	639	586
Goodwill impairment	—	4,944	—	—	—
Other	1,873	2,300	2,725	3,291	2,918
Total non-interest expense	12,963	24,457	16,909	16,975	17,372
Income (loss) before income taxes	6,063	(15,183)	(1,295)	36	(3,370)
Provision for income taxes (benefit)	2,384	5,030	(509)	(823)	(1,299)
Net income (loss)	3,679	(20,213)	(786)	859	(2,071)
Preferred stock dividend and amortization of preferred stock discount	771	674	771	868	771
Net income (loss) available to common shareholders	$2,908	$(20,887)	$(1,557)	$(9)	$(2,842)
Basic	$0.15	$(1.16)	$(0.10)	$—	$(0.18)
Diluted	$0.15	$(1.16)	$(0.10)	$—	$(0.18)
Weighted average number of shares outstanding
Basic	19,527,855	18,041,174	16,130,529	16,129,640	16,129,640
Diluted	19,527,855	18,041,174	16,130,529	16,129,640	16,129,640
(a) Derived from audited consolidated financial statements.

Yadkin Valley Financial Corporation
(unaudited)
	At or For the Three Months Ended
	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010

Per Share Data:
Basic Earnings (Loss) per Share	$0.15	$(1.16)	$(0.10)	$—	$(0.18)
Diluted Earnings (Loss) per Share	0.15	(1.16)	(0.10)	—	(0.18)
Book Value per Share	4.66	4.45	6.11	6.24	6.44

Selected Performance Ratios:
Return on Average Assets (annualized)	0.56%	(3.87)%	(0.28)%	—%	(0.51)%
Return on Average Equity (annualized)	8.49%	(55.25)%	(4.27)%	(0.02)%	(7.37)%
Net Interest Margin (annualized)	3.29%	3.3%	3.07%	2.97%	3.12%
Net Interest Spread (annualized)	3.11%	3.11%	2.88%	2.77%	2.91%
Non-interest Income as a % of Revenue(6)	28.11%	36.19%	30.69%	43.1%	39.8%
Non-interest Income as a % of Average Assets	0.26%	0.16%	0.21%	0.32%	0.25%
Non-interest Expense as a % of Average Assets	0.63%	1.13%	0.75%	0.73%	0.77%

Asset Quality:
Loans 30-89 days past due (000's) (4)	$23,739	$24,368	$23,756	$25,353	$37,682
Loans over 90 days past due still accruing (000's)	—	—	—	—	—
Nonperforming Loans (000's)	70,775	68,898	71,368	65,400	63,094
Other Real Estate Owned (000's)	213,007	22,046	27,461	25,582	22,480
Nonperforming Assets (000's)	92,082	90,944	98,829	90,983	85,574
Troubled debt restructurings (000's) (5)	21,809	12,932	14,998	17,153	14,733
Nonperforming Loans to Total Loans	4.76%	4.5%	4.5%	3.96%	3.67%
Nonperforming Assets to Total Assets	4.50%	4.37%	4.43%	3.95%	3.77%
Allowance for Loan Losses to Total Loans	2.26%	2.33%	2.26%	2.29%	2.6%
Allowance for Loan Losses to Total Loans Held for Investment	2.29%	2.37%	2.31%	2.36%	2.73%
Allowance for Loan Losses to Nonperforming Loans	47.58%	51.75%	50.25%	57.72%	70.9%
Net Charge-offs/Recoveries to Average Loans (annualized)	1.04%	2.73%	1.71%	3.08%	1.75%

Capital Ratios:
Equity to Total Assets	6.75%	6.44%	6.57%	6.41%	6.63%
Tier 1 leverage ratio(1)	7.58%	7.14%	7.07%	7.04%	7.4%
Tier 1 risk-based ratio(1)	9.72%	9.43%	9.39%	9.23%	9.1%
Total risk-based capital ratio(1)	10.98%	10.7%	10.65%	10.49%	10.36%

Non-GAAP disclosures(2):
Tangible Book Value per Share	$4.45	$4.23	$5.53	$5.63	$5.82
Return on Tangible Equity (annualized) (3)	8.49%	(58.92)%	(4.57)%	(0.02)%	(7.89)%
Tangible Equity to Tangible Assets (3)	6.57%	6.25%	6.17%	6.01%	6.22%
Efficiency Ratio	59.60%	121.07%	79.86%	70.63%	76.96%
Notes:

(1)
Tier 1 leverage, Tier 1 risk-based, and Total risk-based ratios are ratios for the bank, Yadkin Valley Bank and Trust Company as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only - FFIEC 041.

(2)
Management uses these non-GAAP financial measures because it believes it is useful for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as comparison to financial results for prior periods. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.

(3)
Tangible Equity is the difference of shareholders' equity less the sum of goodwill and core deposit intangible. Tangible Assets are the difference of total assets less the sum of goodwill and core deposit intangible.

(4)Past due numbers exclude loans classified as nonperforming.
(5)Troubled debt restructured loans exclude loans classified as nonperforming.

(6)	Ratio is calculated by taking non-interest income as a percentage of net interest income after provision for loan losses plus total non-interest income.

Yadkin Valley Financial Corporation
Average Balance Sheets and Net Interest Income Analysis (Unaudited)
	Three Months Ended September 30,
	2011				2010
	(Dollars in Thousands)
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,501,087	$19,378	5.12%		$1,706,241	$22,965	5.40%
Federal funds sold	—	—	—%		2,538	1	0.16%
Investment securities	313,428	2,388	3.02%		261,082	2,334	3.59%
Interest-bearing deposits	106,339	78	0.29%		139,302	110	0.32%
Total average earning assets (1)	1,920,854	21,844	4.51%	(6)	2,109,163	25,410	4.83%
Non-interest earning assets	132,708				141,875
Total average assets	$2,053,562				$2,251,038

INTEREST BEARING LIABILITIES
Time deposits	$965,729	$4,726	1.94%		$1,291,610	$7,407	2.30%
Other deposits	603,233	720	0.47%		461,405	795	0.69%
Borrowed funds	104,882	484	1.83%		120,059	618	2.06%
Total interest bearing liabilities	1,673,844	5,930	1.41%	(7)	1,873,074	8,820	1.89%

Non-interest bearing deposits	226,676				208,623
Other liabilities	17,323				14,560
Total average liabilities	1,917,843				2,096,257

Shareholders' equity	135,719				154,781

Total average liabilities and shareholders' equity	$2,053,562				$2,251,038

NET INTEREST INCOME/YIELD (3,4)		$15,914	3.29%			$16,590	3.15%

INTEREST SPREAD (5)			3.11%				2.94%

(1)
Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

(2)	The loan average includes loans on which accrual of interest has been discontinued.

(3)	Net interest income is the difference between income from earning assets and interest expense.

(4)	Net interest yield is net interest income divided by total average earning assets.

(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

(6)	Interest income for 2011 and 2010 includes $176,000 and $571,000, respectively, of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

(7)
Interest expense for 2011 and 2010 includes $116,000 and $405,000, respectively, of accretion for purchase accounting adjustments relate to deposits and borrowings acquired in the merger with American Community.